Exhibit 1(a)

                              CONSOLIDATED BYLAWS
                                       OF
                            LOCALIZA RENT A CAR S.A.

CHAPTER I.- NAME, PRINCIPAL PLACE OF BUSINESS, OBJECT AND DURATION

Article 1. - LOCALIZA RENT A CAR S.A. is a joint-stock Company (sociedade anonima), and shall be governed by these Bylaws and by its applicable laws and regulations.

Article 2. - The Company has its headquarters and venue at Avenida Bernardo Monteiro, No. 1563, in the City of Belo Horizonte, State of Minas Gerais. It may open, transfer or close branches, agencies, offices, and any other establishments upon resolution of the Executive Board.

Article 3 - The object of the Company is:

     (i) the rental of cars, of fleets of cars and their alienation after their useful life runs out;

     (ii) the exploitation and licensing of trademarks and franchises in Brazil and overseas

Article 4.- The Company shall endure for an indeterminate term.


CHAPTER II. - CAPITAL AND SHARES

Article 5. - The capital stock of the Company is R$116.200.000,00 (one hundred and sixteen million and two hundred thousand Brazilian Reais) divided into 15,360,000 (fifteen million, three hundred and sixty thousand) no-par common registered shares, with no nominal value.

ss. 1 - Without any alterations in the rights and restrictions that are inherent in the terms of this article, all the Company's shares may be transformed, through deliberation of Administration Council, into book-entry shares and remain deposited in the account of the financial institution designated by the Administration Council under the name of its holders, without the issuance of certificates, in accordance to articles 34 and 35 of the Law # 6,404 as of 12/15/1976, whereas, in accordance with the article 3 of article
35 of the above-mentioned law, a fee may be charged from the Shareholders.

ss. 2 - the Company may, through an authorization of the Board of Directors, redeem its own shares for the purpose of cancellation or to deposit in the treasury department for later disposal in accordance with applicable laws and regulations.

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Article 6.- The Company is hereby authorized to increase its Capital Stock, without a statutory reform, up to an additional 810,000 (eight hundred and ten thousand) nominative preferential shares

ss. 1 - It shall be of the responsibility of the Administration Council to deliberate on the issuance of shares within the limits of the authorized capital. The issue price will be fixed by the Administration Council without unjustifiably spread of the participation ratio of the previous shareholders, even if they have the preemptive right for subscription, taking into consideration, alternatively or jointly: (a) the profitability perspectives of the Company; (b) the equity value of the stock; (c) the stock quotation in the stock market or in the organized over-the-counter market, whereas, according to market conditions, a premium shall be allowed.

ss. 2 - The issuance of stocks, debentures or beneficiary parts convertible in stocks and in subscription bonuses that are either sold in the stock market or through public offering, or the trading of stocks within public offerings for gathering controlling majority, may disregard the preemptive right for exert, upon the Administration Council's criteria which shall concede to the shareholders priority in stock subscription of one or both types of stocks.

ss.3 - The stocks may be issued regardless of following a ratio between classes and types

ss.4.- The issuance of preferential shares is subject to the limits of the law.

ss. 5.- Within the limits of the authorized capital and in accordance with a plan approved at a General Meeting, the Company may grant stock options to its managers, employees or citizens who render services to the Company, or to managers, employees or citizens who render services to companies controlled by the Company, with exclusion of the preemptive right of the shareholders to grant and exercise the stock options, whereas the Administration Council must elect the Administration Committee for stock option plan in order for it to create annual stock options programs.

Article 7.- The shares are indivisible for the Company and each common share shall confer to its owner one vote in the deliberations of the General Meetings.

Article 8.- The Preferential shares shall content the following advantages: (a) priority in receipt of a minimum non-accumulative annual dividend of R$0.01 (one cent of a real) per share: (b) priority in capital reimbursement, in case of the Company's liquidation, prorate to the parcel of capital represented by such shares; and (c) participation, within equaled conditions to the common shares, in capital increases deriving from the capitalization of profits or reserves.

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ss.1. - The Preferential shares are not convertible to common shares and do not content any voting rights. The right to vote shall only be obtained if the Company does not pay the statutory minimum dividend within three consecutive terms and they shall be in force until the payment due of non-cumulative dividends.

ss. 2.- Through a General Meeting's deliberation, the Company may create other classes of preferential shares in addition to the already existing ones.

Chapter III.- ADMINISTRATION OF THE COMPANY

Article 9.- The company shall be managed by an Administration Council and by a Board of Directors.

Chapter IV.- ADMINISTRATION COUNCIL

Article 10.- The Administration Council shall be composed of 9 (nine) members, whereas, they shall all be shareholders and residents in Brazil, elected in an annual basis within the Ordinary General Meeting and may be reelected. The same General Meeting shall designate, among the elected, one to hold the position of President.

ss.1 - The members of the Board of Directors shall be vested in office upon the signature of the investiture form drawn up in the "Book of Minutes of the Administration Council Meetings", and shall remain in office until their successors take over.

ss. 2 - The General Meeting shall set the global remuneration amount of the members of the Administration Council, who shall allocate such amount among its members in a meeting.

          Article 11.- The Administration Council have the primordial function to establish the fundamental guidelines and the general orientation of the policy and of the businesses of the Company, as well as to verify and follow up its performance, and, besides what is supposed in accordance with the Law, to:

(a) to previously pronounce over the presentation, to the General Meeting, of any proposal to amend these Bylaws, except if required by law;

(b) to previously pronounce over the presentation, to the General Meeting, of any proposal for corporate purpose amendment;

(c) to previously pronounce over to the presentation, to the General Meeting, of a proposal for incorporation or merger of the Company or of its subsidiaries;

(d) to previously pronounce over the acquisition or disposal by the Company (or related acquisitions or disposals) of assets, businesses, operations or equity securities that shall involve any value higher than R$ 2,000,000.00 (two million Brazilian Reais), at the time of the acquisition or disposal, except:

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     (I)  for cars bought or sold within the normal course of the Company's business; and

     (II) for financial investment moves for cash management within the normal course of the business;

(e) to previously pronounce over the presentation to the General Meeting, of any proposal for liquidation, wind up, self-bankruptcy, composition or similar occurrence, or of any request for liquidation, wind-up, self-bankruptcy or similar occurrence, to the company and/or to its subsidiaries;

(f) to approve, within the authorized capital and the competency of the Administration Council, or to pronounce over the presentation to the General Meeting of a proposal for issuance, voluntary redemption or repurchase of any security issued by the Company or by its subsidiaries (including stock, options, convertible or exchangeable bills, or warrants), or over the practice of any act that may effect the capital structure of the Company or its subsidiaries;

(g) to deliberate over the assumption or guaranty, by the Company or by its subsidiaries of any indebtedness if after considering the assumption or guaranty of such indebtedness the consolidated indebtedness of the Company or its subsidiaries is higher than twice as much the tangible net worth of the Company or its subsidiaries at the time of the latest quarterly balance of the Company or subsidiaries;

(h) to previously pronounce over the presentation to the General Meeting, of any proposal for notice, payment or retention of a dividend higher than 25% (twenty five percent) of the adjusted net profit defined in article 189 and subsequent, of Law no. 6404/76;

(i) to previously pronounce over the presentation, to the General Meeting, of a distribution proposal, as bonus or dividend, of any class of securities of the Company or its subsidiaries, except for what is set in the item (h) above;

(j) to approve the annual business plan, the annual budget and over the long term strategic plan of the Company and of its subsidiaries;

(k) to deliberate over the execution or amendment of any contract (or related contracts) signed by the Company or by its subsidiaries, involving payments by or to the Company or its subsidiaries, during the term of the contract or amendment, of an amount higher than R$ 2,000,000.00 (two million Brazilian Reais), on the date of signature of the contract or amendment, except for contracts held for the normal course of the business that are related to:

     (I)  car rental;

     (II) franchise; or

     (III) indebtedness and cash management;

(l)  (to choose or dismiss the independent auditors of the Company;

(m) to approve any operation between the Company or its subsidiaries and any stockholder, nor affiliates or associates, except for:

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     (I)  operations between the Company and its affiliated for purposes of cash management; and

     (II) operations in strictly commutative conditions and with proper compensating payment with Radio Beep Telecomunicacoes Ltda. up to the value, on the date of the operation, of R$ 2,000,000.00 (two million Brazilian Reais) per annum;

(n) to authorize the constitution and acquisition of new subsidiaries or associations (including acquisition of other subsidiaries, as well as the disposal of the subsidiaries of the Company); and

(o) to previously pronounce over the presentation to the General Meeting, of a proposal for remuneration, benefits and other incentives for the members of the Administration Council or for the executive Board of Directors, except for the normal course of business, in a consistent way to previous practices and in accordance with the remuneration, benefits or other incentives in force for Brazilian companies whose organization and size are similar to those of the Company.

ss. 1 - for the purposes of what is stated in items (g) and (k) above, indebtedness means: (A)

     (i)   liabilities arisen from loans in cash;

     (ii) liabilities arisen from bonds, debentures, promissory notes or similar instruments;

     (iii) liabilities arisen from the deferred payment of the acquisition price of goods or services, except for accounts payable for the normal course of business;

     (iv)  liabilities related to financial leasing;

     (v) liabilities arisen from imminent debts within agreements for tax installment payment or similar;

     (vi) all third party indebtedness guaranteed by a lien over any asset of the Company or its subsidiaries; and

     (vii) all third party indebtedness guaranteed by the Company or its subsidiaries;

     except for (B)

     (i)  cash, cash deposited in current account and financial investments;
          and

     (ii) regarding to the Company and its Subsidiaries, loans between the Company and its Subsidiaries.


ss. 2 - The discretionary amounts stated in items (d), (k) and (m) of the heading of Article 11 above will be reviewed and adjusted annually, at an Extraordinary General Meeting.

Article 12.- The Board of Directors shall meet ordinarily every 3 (three) months and extraordinarily whenever necessary, at the Company's head-office or at any other chosen location. The Minutes from such meetings shall be transcript to the proper book.

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ss. 1 - Meetings shall be convened by the President of the Council or by the plurality of the members of the Councils upon written notice sent at least 10
(ten) business days in advance, stating the location, date and time of the meeting as well as a summary of issues. The Resolutions taken in the Administration Council meetings shall be issues stated in the notice sent to the members of the Board 10 (ten) working days in advance.

ss. 2 - For the valid instate and deliberation of the Administration Council General Meeting it shall be convened by the majority of its members in office, whereas for the deliberations over the items (a) through (o) of article 11 above, any member shall be considered attendant if he/she is represented by his/her proxy, legally appointed representative or if he/she has sent a vote by telex, telegram, facsimile or in any other written form.

ss. 3 - the deliberation on the General meetings shall always be made by the majority of the attendants, whereas, and the Chairman of the Meeting or his/her proxy or representative shall have the casting vote.

PART V. -EXECUTIVE BOARD OF DIRECTORS

Article 13 - The Board of Directors shall be composed by 5 (five) Officers, stockholders or not, all Brazilian residents, elected by The Administrative Council. Among the Officers, one shall be designated President Director, three shall be designated Vice-President Directors, and the fifth shall be designated Director of Finances and Market Relationship.

ss.1 - The Directors mandate is of 1 (one) year, whereas for possible reelection. At the end of the office term, the members of the Board of Directors shall remain in their positions until the new elected members take over.

ss.2 - The Officers shall be vested in their positions upon signature of the term of office to be transcript in the proper book, following the legal prescriptions.

Article 14.- The Executive Board shall coven whenever necessary but at least once every 6 [six] months, under the chairmanship of the President Director or, in his/her absence, of any of the Vice President Director indicated by the President Director.

ss.1 - The executive Board meetings shall always be called by the President Director or by the majority of the members of the Board of Directors. In order to achieve quorum constitution and valid resolutions the attendance of the majority of the Directors in office shall be required.

ss.2 - The deliberations of Executive Board of Directory shall be transcript the proper book, and shall be approved by the majority of votes, whereas the chairman of the meeting shall have the casting vote in the case.

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Article 15.- In the event of absence or temporary impairment of any Director, he/she shall appoint, subject to the prior approval of the President Director, among the remaining Directors, a proxy during his/her absence or impairment. The proxy shall carry out all his/her duties and have the same powers, rights and obligations as its represented Director.

ss. 1 - The proxy shall vote, at the Executive Board meetings, for himself and for the Director he is representing.

ss. 2 - In case of death, impairment or withdrawal of any Director, the Board of Directors may appoint a proxy, whereas stating his/her mandate which shall not exceed the term of office of the represented Director.

ss. 3 - In the event of temporary absence or impairment of the President Director, he/she shall appoint one of the Vice President Directors as a proxy to coven during his/her absence or impairment. The proxy shall then carry out all duties and have the same powers, rights and obligations as the represented Director.

Article 16.- The Executive Board of Directors shall manage the corporate business in general whereas performing all of the necessary or suitable acts, except for those which, in accordance with the law hereof under these Bylaws, are attributed to the authority of the General Meeting or to the Administrative Council. Their powers include, not limited to, among others (a) to ensure the compliance with the law and these Bylaws; (b) to ensure the compliance of the deliberations held at the General Meetings, the Administrative Council meetings, and at their own meetings; (c) to administer, manage, and superintend the corporate business; and (d) to issue and approve instructions and in-house regulations deemed useful or necessary.

ss. 1 - The President Director shall:

     a) perform an overall supervision and the strategic planning for all the Company's businesses;

     b) coordinate and orient the activities of the other directors within their respective areas of competence;

     c)   perform executive decision-making functions;

     d) designate whichever director to perform special activities and tasks, besides those that he/she ordinarily performs; and

     e) call out, install and preside the Executive Board of Directors' meetings.

ss. 2 - The executive Vice President Director, administrative director shall:

     a) substitute the President Director in his absence or incapacity whenever recommended by the President Director;

     b) assist the President Director within the supervision, coordination, management and administration of the activities and of the businesses of the Company as well as for all the tasks to which he/she is assigned; and

     c) Coordinate, administer, direct and supervise the activities in the areas of human resources, telecommunication systems, legal assistance, corporate communication and fleet acquisition.

ss. 3 - The executive Vice President Director, director of car fleet rental shall:

     a) substitute the President Director in his absence or impediment whenever recommended by the President Director;

     b) assist the President Director within the supervision, coordination, management and administration of activities and businesses of the Company and as well as for all the tasks to which he is assigned;

     c) coordinate, administer, direct and supervise the operations related to car fleet rental, so as to embody the activities of sales and marketing related to this market segment; and

     d) Coordinate, administer, direct and supervise operations related to the deactivation of fleets.

ss. 4 - The executive Vice President Director, car rental director shall:

     a) substitute the President Director in his absence or impediment whenever recommended by the President Director;

     b) assist the President Director within the supervision, coordination, management and administration of activities and businesses of the Company and as well as for all the tasks to which he is assigned; and

     b) Coordinate, administer, direct and supervise operations related to car rental, including the areas of sales and marketing related to this market segment.

ss. 5 - It behooves the Director of Finances and Investor Relationship to:

a) coordinate, administer, direct and supervise the development of relationship with the capital market;

b) represent the Company before stockholders, investors, market analysts, the Securities Commission, the Stock Exchanges, the Central Bank of Brazil and all other bodies related to activities carried out on the capital markets, in Brazil and overseas; and

c) coordinate, administer, direct and supervise the accounting and finance areas of the Company.


ss. 6 - Every single Director holds the responsibility to represent the Company in or out of a court of law, actively or passively, before third parties, any public department or federal authority, state or local authority as well, autarchies, mixed capital companies, and quasi-public organizations.

Article 17.- The deeds of any nature, bills of exchange, checks, money orders, contracts and any other documents that implies in liability or obligation to the Company must be signed either by (a) the President Director jointly with any other Director; (b) one Vice President Director, jointly with any other director; (c) by 2 (two) Vice President Directors jointly; (d) by the President Director jointly with a proxy vested with special and expressed powers; (e) by one Vice President Director jointly with one proxy vested with special and expressed powers; or (f) by 2 (two) proxies jointly, vested with special and expressed powers.

Sole Paragraph.- The Executive Board of Directors shall appoint in a meeting any Director or authorize the appointment of a third party as a proxy to individually perform any act of competence of the Executive Board or of a sole Director, whereas harmless to any identical power or duty stated by these Bylaws to the Executive Board itself or to a sole Director.

Article 18.- Letters of attorney under the Company's name shall always be signed by the President Director and any of the Vice President Directors jointly, or by 2 (two) Vice President Directors jointly, stating the granted powers; except for the ones that grant Ad-judicial powers, they shall be granted for a limited term of 13 (thirteen) months.

Article 19.- It is considered expressly forbidden, and therefore null, the acts of any Company Director, employee, or proxy, that involves the Company in any liability related to the businesses or operations outside the scope of corporate purpose, such as sureties, guarantees, endorsements or any other guarantee on behalf of third parties, are hereby expressly forbidden and shall be deemed to be null and void, and without any effect towards the Company, except when expressly authorized by the Executive Board of Directors in meeting, following the due limits established by the Board of Directors.

PART VI. - GENERAL MEETINGS

Article 20 - The General Meetings shall be both ordinary and extraordinary. The Ordinary General meetings shall be held within 4 (four) months after the end of the fiscal year, and General Extraordinary meetings shall be held as often as deemed necessary

Article 21 - The General meetings shall be called by the President of the Administration Council, in accordance and within the terms provided by law, and shall be presided by a shareholder chosen by the majority of votes of the attendants. The President of the meeting shall appoint the secretary of the meeting.


Sole Paragraph - Shareholders may be represented at the General Meetings by a proxy, shareholder, manager of the Company or lawyer, duly authorized by a letter of attorney.

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CHAPTER VII.- STATUTORY AUDIT COMMITTEE

Article 22.- The Company's Statutory Audit Committee shall only be instated upon request of the shareholders, pursuant to law.

Sole Paragraph.- The members of the Statutory Audit Committee shall remain in office until the following General Meeting of the Company.

Article 23 - The Statutory Audit Committee, when in operation, shall be composed by five (5) effective members, and the same number of alternates, all resident in Brazil, alien to the Company's management. The operation of the Statutory Audit Committee and the compensation, authority, duties and liabilities of its members shall comply with prevailing legislation.

CHAPTER VIII. - FISCAL YEAR, PROFITS AND DIVIDENDS

Article 24.- The Company's fiscal year shall begin on January 1st and end on December 31st every year. At the end of each fiscal year, the financial statements shall be transcript in accordance with applicable laws.

Article 25.- The Company's net profits of each fiscal year, after the legal deductions, shall have the destination deliberated by the General Meeting, after hearing the Statutory Audit Committee if under operation.

ss. 1 - To the Shareholders are assured the right to perceive a annual dividend of not less than 25% (twenty-five percent) of the net profit of the year, increased or reduced by the following amounts: (a) the legal reserve; (b) contingency reserves and reversion of these same reserves formed in previous years; and (c) realizable profits transferred to the respective reserve and profits previously recorded in this reserve and realized during the year.

ss. 2 - The Company may pay or credit interests as its own capital remuneration, calculated on the accounts of the net worth, observing always the interest rates and the limits established in the legislation in force. The amounts paid to the shareholders as interests on its own capital shall be deducted from the minimum obligatory dividend. As decided by the General Meeting, the amount of the interests may be credited and paid to the shareholders and later incorporated to the Company's capital instead of being distributed and paid.

Article 26. - By resolution of the Board of Directors, the Company may provide semi-annual and interim balance sheets and pay dividends from profits ascertained on these balance sheets or accrued profits, pursuant to law.


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CHAPTER IX - LIQUIDATION

Article 27 - The Company shall be liquidated when required by law; a general meeting shall determine the manner of liquidation and appoint the liquidator and the Statutory Audit Committee that shall officiate during the period of liquidation.

CHAPTER X - FINAL PROVISIONS

Article 28 - In the event of any omission or doubt hereunder, the legal provisions in force shall prevail.

Updated until the Minutes of the General Extraordinary Meeting as of June 30, 2001, at 10:00 a.m. hours, now under registration phase.


                             [illegible signature]
                            Jose Salim Mattar Junior
                                   President


                             [illegible signature]
                             Flavio Brandao Resende
                                   Secretary



Chamber of Commerce for the State of Minas Gerais

I certify the register on July 20th., 2001 under number 2631866

[illegible signature]
Augusto Pimenta de Portilho
In behalf of the General Secretary
Docket 012083097


I hereby declare that the above text is a fair and accurate English translation of the original, recorded in the appropriate book

June 19, 2002

    /s/ Roberto Antonio Mendes

        Roberto Antonio Mendes
      Chief Financial Officer and
Executive Officer of Investor Relations